     As filed with the Securities and Exchange Commission on June 22, 2000.
                                                 REGISTRATION NO. 333-

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 -------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                 -------------


                            eMERGE INTERACTIVE, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                  DELAWARE                              65-0534535
                  --------                              ----------
     (State or other jurisdiction of                   (IRS Employer
      incorporation or organization)                 Identification No.)


                                 -------------


                              10315 102ND TERRACE
                            SEBASTIAN, FLORIDA 32958
                                 (561) 589-5310
         -------------------------------------------------------------
         (Address, including zip code, of Principal Executive Offices)


                                 --------------


                 eMERGE INTERACTIVE, INC. AMENDED AND RESTATED
                         1996 EQUITY COMPENSATION PLAN

             eMERGE INTERACTIVE, INC. 1999 EQUITY COMPENSATION PLAN
             ------------------------------------------------------
                            (Full Title of the Plan)


                                 -------------


                               CHARLES L. ABRAHAM
                            CHIEF EXECUTIVE OFFICER
                            EMERGE INTERACTIVE, INC.
                              10315 102ND TERRACE
                            SEBASTIAN, FLORIDA 32958
                                 (561) 589-5310
                   ------------------------------------------
                     (Name, address, and telephone number,
                   including area code, of agent for service)


                                  ------------


                                   COPIES TO:


JAMES A. OUNSWORTH, ESQ.                            RICHARD B. ALDRIDGE, ESQ.
SAFEGUARD SCIENTIFICS, INC.                         MORGAN, LEWIS & BOCKIUS LLP
800 THE SAFEGUARD BUILDING                          1701 MARKET STREET
435 DEVON PARK DRIVE                                PHILADELPHIA, PA 19103
WAYNE, PA 19087                                     (215) 963-4829
(610) 293-0600


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
===========================================================================================================

                                       CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------

                                                  PROPOSED              PROPOSED
                                                  MAXIMUM               MAXIMUM
TITLE OF SECURITIES TO        AMOUNT TO BE        OFFERING        AGGREGATE OFFERING        AMOUNT OF
  BE REGISTERED               REGISTERED(1)    PRICE PER SHARE           PRICE          REGISTRATION FEE(4)
-----------------------------------------------------------------------------------------------------------

Company's Class A Common        3,595,097            (2)               $26,286,089(2)       $ 6,940
Stock, $.008 par value            563,399        $16.65625(3)          $ 9,384,115(3)       $ 2,477
                                ---------                                                   -------
Total                           4,158,496                                                   $ 9,417

-----------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a), the number of shares being registered shall include an indeterminate number of additional shares of common stock or common stock which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with anti-dilution provisions of the Amended and Restated 1996 Equity Compensation Plan and 1999 Equity Compensation Plan.

(2) Calculated pursuant to Rule 457(h) for the purpose of calculating the registration fee, based upon the price at which outstanding options to acquire 1,667,871 shares granted under the Amended and Restated 1996 Equity Compensation Plan and 1, 927,226 shares under the 1999 Equity Compensation Plan may be exercised (1,192,018 shares at $0.80 per share, 332,727 shares at $1.60 per share, 478,126 shares at $2.40 per share, 14,000 shares at $3.20 per share, 70,625 shares at $4.80 per share, 55,625 shares at $6.40 per share, 43,125 shares at $7.20 per share, 2,000 shares at $10.5625 per share, 1,035,001 shares at $11.20 per share, 5,000 shares at $11.875 per share, 5,000 shares at $15.0625 per share, 15,100 shares at $16.0937 per share, 3,500 shares at $16.375 per share, 14,750 shares at $16.9687 per share, 30,000 shares at $17.7812 per share, 5,000 shares at $19.3437 per share, 10,000 shares at $19.4687 per share, 119,500 shares at $20.0625 per share, 24,000 shares at $20.0937 per share, 5,000 shares at $20.6875 per share, 8,500 shares at $21.8437 per share, 5,000 shares at $22.2187 per share, 3,500 shares at $42.00 per share, 5,500 shares at $43.0625 per share, 30,500 shares at $46.9062 per share, 20,000 shares at $46.9375 per share, 15,000 shares at $47.3125 per share, 5,000 shares at $53.3125 per share, 5,000 shares at $54.25 per share, 24,000 shares at $57.8125 per share, 13,000 shares at $62.375 per share).

(3) Calculated pursuant to Rules 457(c) and (h), based upon the average of the high and low prices for the common stock as reported on the Nasdaq National Market on June 15, 2000.

(4) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), as follows: proposed maximum aggregate offering price multiplied by .000264.




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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.



                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by eMerge Interactive, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") are incorporated by reference into this Registration Statement:

         (a) The Company's Annual Report on Form 10-K (File No. 000-29037) filed with the SEC on April 4, 2000 and on Form 10-K/A filed with the SEC on May 1, 2000;

         (b) The Company's Quarterly Report on Form 10-Q filed with the SEC on May 15, 2000;

         (c) The Company's report on Form 8-K filed with the SEC on May 5, 2000; and

         (d) The description of the Company's Class A Common Stock, par value $.008 per share, contained in a registration statement on Form 8-A (Registration No. 333-89815) filed with the SEC under the Securities and Exchange Act, as amended (the "Exchange Act") filed on January 20, 2000, including any amendment or report filed for the purpose of updating such description.

         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies




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or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The consolidated balance sheets of the Company as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, have been incorporated by reference in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on financial statements of the Registrant issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor...[by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case,




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such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

         The Company's Second Amended and Restated Certificate of Incorporation and Bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The Second Amended and Restated Certificate of Incorporation provides that the Company shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, including the DGCL, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Company or while a director or officer is or was serving at the request of the Company as a director, officer, employer or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Company to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. In addition, this Certificate of Incorporation specifies that none of the directors shall be personally liable to the Company or the shareholders for monetary damages for a breach of fiduciary duty, except for liability:

         o    For any breach of the duty of loyalty;

         o For acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

         o For the payment of unlawful dividends and other actions prohibited by Delaware General Corporation Law; and

         o For any transaction resulting in receipt of an improper personal benefit by the director.

         The Bylaws require the Company to indemnify directors and officers, so long as their actions are in good faith, are in the best interests of the Company, and are not unlawful. The Bylaws also permit the Company to purchase and maintain insurance on behalf of its directors, officers and agents. The Company maintains directors' and officers' liability insurance to provide the directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable

ITEM 8.  EXHIBITS.

         Exhibit      Description
         -------      -----------

            4.1 eMerge Interactive, Inc. Amended and Restated 1996 Equity Compensation Plan.

            4.2       eMerge Interactive, Inc. 1999 Equity Compensation Plan.




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            5.1       Opinion of Morgan, Lewis & Bockius LLP.

           23.1       Consent of KPMG LLP.

           23.2       Consent of Morgan, Lewis & Bockius LLP (included in
                      Exhibit 5.1).

           24.1 Powers of Attorney (included on Signature Page of this Registration Statement).

ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities




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

offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sebastian, State of Florida, on the 22nd day of June, 2000.


                                          eMerge Interactive, Inc.


                                          By: /s/ Charles L. Abraham
                                          -------------------------------------
                                          Charles L. Abraham
                                          President and Chief Executive Officer


         Know all persons by these presents, each person whose signature appears below constitutes and appoints John S. Scott, Charles L. Abraham and Scott L. Mathews and each of them, with full power to act without, the other such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following individuals in the capacities and on the date or dates indicated.


/s/ John S. Scott                   Chairman of the Board          June 22, 2000
--------------------------
John S. Scott


/s/ Charles L. Abraham              President, Chief Executive     June 22, 2000
--------------------------          Officer and Director
Charles L. Abraham                  (Principal Executive
                                    Officer)


/s/ T. Michael Janney               Vice President and Chief       June 22, 2000
--------------------------          Financial Officer
T. Michael Janney                   (Principal Financial and
                                    Accounting Officer)




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

/s/ Douglas A. Alexander            Director                       June 22, 2000
--------------------------
Douglas A. Alexander


/s/ Anthony A. Ibarguen             Director                       June 22, 2000
--------------------------
Anthony A. Ibarguen


/s/ Thomas C. Lynch                 Director                       June 22, 2000
--------------------------
Thomas C. Lynch


/s/ Christopher Moller              Director                       June 22, 2000
--------------------------
Christopher Moller


/s/ John W. Poduska, Sr.            Director                       June 22, 2000
--------------------------
John W. Poduska, Sr.


/s/ Christopher J. Davis            Director                       June 22, 2000
--------------------------
Christopher J. Davis















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Exhibit      Description
-------      -----------

4.1          eMerge Interactive, Inc. Amended and Restated 1996 Equity
             Compensation Plan.

4.2          eMerge Interactive, Inc. 1999 Equity Compensation Plan.

5.1          Opinion of Morgan, Lewis & Bockius LLP.

23.1         Consent of KPMG LLP.

23.2         Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1 Powers of Attorney (included on Signature Page of this Registration Statement).














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